Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2020 FIRST QUARTER RESULTS
CHICAGO, IL, April 30, 2020 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank") and Park Bank, today reported results of operations and financial condition for the first quarter of 2020. Net income for the first quarter of 2020 was $19.6 million, or $0.18 per share, compared to $52.1 million, or $0.47 per share, for the fourth quarter of 2019, and $46.1 million, or $0.43 per share, for the first quarter of 2019.
First quarter of 2020 results were impacted by the COVID-19 pandemic and governmental responses to it, resulting in a higher provision for loan losses, as well as lower net interest and noninterest income. In addition, the adoption of the current expected credit losses ("CECL") accounting standard on January 1, 2020 added to the allowance for credit losses ("ACL") and impacted certain asset quality metrics and comparability to prior periods. Reported results for all periods were impacted by acquisition and integration related expenses.
SELECT FIRST QUARTER HIGHLIGHTS
•Generated EPS of $0.18, compared to $0.47 and $0.43 for the fourth and first quarters of 2019, respectively. Comparability between quarters was impacted by:
◦$0.19 per share, or $28.0 million, of loan loss provision for the estimated impact of the COVID-19 pandemic on the ACL.
◦$0.04 per share, or $5.4 million, of acquisition and integration related expenses, compared to $0.04 and $0.03 in the fourth and first quarters of 2019, respectively.
•Produced net interest income of $144 million at a net margin of 3.54%, down 18 and 50 basis points from the fourth and first quarters of 2019, respectively, reflective of lower interest rates.
•Grew loans to $14 billion, up 35%, annualized from December 31, 2019 and 21% from March 31, 2019.
•Consistent underlying credit performance, recognizing the comparative impact of the adoption of the CECL accounting standard, the acquisition of Park Bank, and the impact of COVID-19,
◦Expanded the ACL to 1.62% of total loans, compared to 0.85% and 0.91% as of December 31 and March 31, 2019, respectively.
▪$76 million, or 54 basis points, as a result of CECL adoption,
▪$28 million, or 20 basis points, due to the estimated impact of COVID-19, and
▪$16 million, or 11 basis points, resulting from the Park Bank acquisition.
◦Non-performing assets increased to $174 million, or 1.24% of total loans plus foreclosed assets, as compared to 0.85% and 0.79% at the end of the fourth and first quarters of 2019, respectively. This increase includes:
▪0.33% attributed to the reclassification of acquired loans stemming from the adoption of CECL.
◦Incurred net loan charge-offs of 0.37% of average loans, up from 0.33% and 0.32% for the fourth and first quarters of 2019, respectively, with the increase due to the CECL impact of purchased credit deteriorated loans.
•Maintained total average deposits of $13 billion, consistent with the fourth quarter of 2019 and up 10% from the first quarter of 2019, respectively.
•Completed the acquisition of Park Bank on March 9, 2020, adding approximately $1.2 billion of assets, $1.0 billion of deposits, and $700 million of loans.
"I am very proud of how First Midwest has pulled together to help each other, our clients and communities," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "COVID-19 is a public health crisis and the environment we face is unprecedented. Governmental response has quickly evolved and asked us to do the same. There is a tremendous “can do” spirit across our team of 2,300 colleagues, as we have stood alongside our clients and communities to support them at a time when they need us the most."

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

Exhibit 99.1
Mr. Scudder concluded, "While no one can predict the path ahead, the economic ramifications of the crisis will be challenging for all of us. But, as one of the largest independent banks in the marketplace, our commitment to our mission – to help our clients achieve financial success – remains unwavering. Importantly, our financial position is strong with ample capital and liquidity, leaving us ready to deliver on that commitment as we move forward, all to the long-term benefit of our colleagues, clients, communities and stockholders."
PARK BANK ACQUISITION
On March 9, 2020, the Company completed its acquisition of Park Bank, based in Milwaukee, Wisconsin. At closing, the Company added approximately $1.2 billion of assets, $1.0 billion of deposits, and $700 million of loans. The merger consideration totaled $174.4 million and consisted of 4.9 million shares of Company common stock and $102.5 million of cash. All operating systems are expected to be converted to our operating platforms during the second quarter of 2020.
ADOPTION OF THE CURRENT EXPECTED CREDIT LOSSES STANDARD
On January 1, 2020, the Company adopted CECL, which requires the Company to present financial assets measured at amortized cost at the net amount expected to be collected, considering an entity's current estimate of all expected credit losses. Adoption of this standard increased the allowance for credit losses by $76 million, which includes $32 million attributable to loans and unfunded commitments and $44 million attributable to purchased credit deteriorated ("PCD") and non-PCD acquired loans.
COVID-19 PANDEMIC
As one of the largest independent banks in Chicago, our mission is to help clients achieve financial success. We are committed to using our strong capital levels and ample liquidity to provide maximum support to our clients and communities during this unprecedented time. The programs and services First Midwest is offering to clients include:
•Consumer, mortgage, auto loan payment deferrals
•Small business payment deferrals
•Consumer and small business fee assistance programs
•Suspension of foreclosure and repossession actions
•Wide range of financial accommodations for our Commercial clients based on individual circumstances
•Participation in the SBA's Paycheck Protection Program

In addition, First Midwest has committed $2.5 million from the First Midwest Charitable Foundation to support the immediate and long-term needs of the communities it serves.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$164,351	$816	2.00	$204,001	$1,223	2.38	$125,615	$728	2.35
Securities(1)	3,066,574	20,757	2.71	2,893,856	19,989	2.76	2,371,692	16,387	2.76
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	126,643	1,387	4.38	117,994	881	2.99	79,821	952	4.77
Loans(1)	13,073,752	148,420	4.57	12,753,436	155,863	4.85	11,458,233	145,531	5.15
Total interest-earning assets(1)	16,431,320	171,380	4.19	15,969,287	177,956	4.43	14,035,361	163,598	4.72
Cash and due from banks	261,336			241,616			202,101
Allowance for loan losses	(179,392)			(112,623)			(107,520)
Other assets	1,891,557			1,790,878			1,537,897
Total assets	$18,404,821			$17,889,158			$15,667,839
Liabilities and Stockholders' Equity
Savings deposits	$2,069,163	164	0.03	$2,044,386	220	0.04	$2,037,831	346	0.07
NOW accounts	2,273,156	1,630	0.29	2,291,667	2,172	0.38	2,083,366	2,162	0.42
Money market deposits	2,227,707	3,099	0.56	2,178,518	3,980	0.72	1,809,234	2,349	0.53
Time deposits	2,932,466	12,224	1.68	3,033,903	13,554	1.77	2,647,316	11,745	1.80
Borrowed funds	2,007,700	5,841	1.17	1,559,326	4,579	1.17	877,995	3,551	1.64
Senior and subordinated debt	234,053	3,694	6.35	233,848	3,740	6.35	203,899	3,313	6.59
Total interest-bearing liabilities	11,744,245	26,652	0.91	11,341,648	28,245	0.99	9,659,641	23,466	0.99
Demand deposits	3,884,015			3,862,157			3,587,480
Total funding sources	15,628,260		0.69	15,203,805		0.74	13,247,121		0.72
Other liabilities	361,404			326,156			282,437
Stockholders' equity - common	2,415,157			2,359,197			2,138,281
Total liabilities and stockholders' equity	$18,404,821			$17,889,158			$15,667,839
Tax-equivalent net interest income/margin(1)		144,728	3.54		149,711	3.72		140,132	4.04
Tax-equivalent adjustment		(1,153)			(1,352)			(1,108)
Net interest income (GAAP)(1)		$143,575			$148,359			$139,024
Impact of acquired loan accretion(1)		$6,946	0.17		$9,657	0.24		$6,369	0.18
Tax-equivalent net interest income/ margin, adjusted(1)		$137,782	3.37		$140,054	3.48		$133,763	3.86
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the first quarter of 2020 was down 3.2% from the fourth quarter of 2019 and up 3.3% from the first quarter of 2019. The decrease in net interest income compared to the fourth quarter of 2019 resulted primarily from lower interest rates and lower acquired loan accretion, partially offset by lower cost of funds and the acquisition of interest-earning assets from the Park Bank transaction that closed in March 2020. Compared to the first quarter of 2019, the increase in net interest income was driven primarily by the acquisition of interest-earning assets from the Bridgeview Bank ("Bridgeview") transaction that closed in May 2019, growth in loans and securities, and lower cost of funds, significantly offset by lower interest rates.
Acquired loan accretion contributed $6.9 million, $9.7 million, and $6.4 million to net interest income for the first quarter of 2020, fourth quarter of 2019, and first quarter of 2019, respectively.
Tax-equivalent net interest margin for the current quarter was 3.54%, decreasing 18 and 50 basis points from the fourth and first quarters of 2019, respectively. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 3.37%, down 11 and 49 basis points from the fourth and first quarters of 2019, respectively. Compared to the fourth quarter of 2019, tax-equivalent net interest margin decreased as a result of lower interest rates on loans and securities, partially offset by lower cost of funds. The decline in tax-equivalent net interest margin compared to the first quarter of 2019 was due primarily to lower interest rates and actions taken to reduce rate sensitivity.
For the first quarter of 2020, total average interest-earning assets rose by $462.0 million and $2.4 billion from the fourth quarter of 2019 and first quarter of 2019, respectively. The increase compared to both prior periods resulted primarily from the Park Bank transaction in the first quarter of 2020, securities purchases, and loan growth. In addition, the increase in average interest-earning assets compared to the first quarter of 2019 was impacted by the assets acquired in the Bridgeview transaction.
Total average funding sources for the first quarter of 2020 increased by $424.5 million and $2.4 billion from the fourth quarter of 2019 and first quarter of 2019, respectively. The increase compared to both prior periods resulted primarily from the Park Bank transaction in the first quarter of 2020 and FHLB advances. In addition, the increase in average funding sources compared to the first quarter of 2019 was impacted by deposits assumed in the Bridgeview transaction and organic deposit growth.
Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			March 31, 2020 Percent Change From
	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2019	March 31, 2019
Wealth management fees	$12,361	$12,484	$11,600	(1.0)	6.6
Service charges on deposit accounts	11,781	12,664	11,540	(7.0)	2.1
Capital market products income	4,722	6,337	1,279	(25.5)	269.2
Card-based fees, net	3,968	4,512	4,378	(12.1)	(9.4)
Mortgage banking income	1,788	4,134	1,004	(56.7)	78.1
Other service charges, commissions, and fees	2,682	2,946	2,611	(9.0)	2.7
Total fee-based revenues	37,302	43,077	32,412	(13.4)	15.1
Other income	3,065	3,419	2,494	(10.4)	22.9
Net securities losses	(1,005)	—	—	N/M	N/M
Total noninterest income	$39,362	$46,496	$34,906	(15.3)	12.8
N/M – Not meaningful.
Total noninterest income of $39.4 million was down 15.3% from the fourth quarter of 2019 and up 12.8% from the first quarter of 2019. The increase in wealth management fees compared to the first quarter of 2019 resulted from continued sales of fiduciary and investment advisory services to new and existing customers. The decrease in service charges on deposit accounts and net card-based fees compared to the fourth quarter of 2019 was due primarily to seasonality and the impact of the fee assistance programs offered to our clients as a result of COVID-19.
Capital market products income decreased compared to the record level of income achieved in the fourth quarter of 2019 and increased compared to the first quarter of 2019 as a result of higher sales to corporate clients reflecting the lower long-term rate environment.
Mortgage banking income for the first quarter of 2020 resulted from sales of $116.6 million of 1-4 family mortgage loans in the secondary market, compared to $173.0 million and $57.5 million in the fourth and first quarters of 2019, respectively. In addition, mortgage banking income for the first quarter of 2020 was impacted by negative changes in the fair value of mortgage servicing rights due to market conditions.
Net securities losses of $1.0 million were recognized during the first quarter of 2020 as a result of repositioning of the Company's securities portfolio due to market conditions.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			March 31, 2020 Percent Change From
	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2019	March 31, 2019
Salaries and employee benefits:
Salaries and wages	$49,990	$53,043	$46,135	(5.8)	8.4
Retirement and other employee benefits	12,869	9,930	11,238	29.6	14.5
Total salaries and employee benefits	62,859	62,973	57,373	(0.2)	9.6
Net occupancy and equipment expense(1)	14,227	12,940	13,797	9.9	3.1
Professional services(1)	10,390	10,949	7,087	(5.1)	46.6
Technology and related costs(1)	8,548	7,429	6,270	15.1	36.3
Advertising and promotions	2,761	2,896	2,372	(4.7)	16.4
Net other real estate owned ("OREO") expense	420	1,080	681	(61.1)	(38.3)
Other expenses	12,654	13,000	10,581	(2.7)	19.6
Acquisition and integration related expenses	5,472	5,258	3,691	4.1	48.3
Delivering Excellence implementation costs	—	223	258	(100.0)	(100.0)
Total noninterest expense	$117,331	$116,748	$102,110	0.5	14.9
Acquisition and integration related expenses	(5,472)	(5,258)	(3,691)	4.1	48.3
Delivering Excellence implementation costs	—	(223)	(258)	(100.0)	(100.0)
Total noninterest expense, adjusted(2)	$111,859	$111,267	$98,161	0.5	14.0
(1) Certain reclassifications were made to prior year amounts to conform to the current year presentation.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense was consistent with the fourth quarter of 2019 and increased 14.9% from the first quarter of 2019. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses and costs related to implementation of the Delivering Excellence initiative for the fourth and first quarters of 2019. Excluding these items, noninterest expense for the first quarter of 2020 was $111.9 million, consistent with the fourth quarter of 2019 and up 14.0% from the first quarter of 2019. Overall, noninterest expense, adjusted, to average assets was well controlled at 2.44% for the first quarter of 2020, down 1% and 4% from the fourth and first quarters of 2019, respectively.
Operating costs associated with the Park Bank transaction completed late in the first quarter of 2020 contributed to noninterest expense for the first quarter of 2020. In addition, operating costs associated with the Bridgeview transaction contributed to the increase in noninterest expense compared to the first quarter of 2019. These costs primarily occurred in salaries and employee benefits, net occupancy and equipment expense, professional services, technology and related costs, and other expenses.
Compared to both prior periods, salaries and employee benefits was also impacted by lower incentive compensation expenses and equity compensation valuations. This was partially offset by higher payroll tax due to timing compared to the fourth quarter of 2019 and more than offset by merit increases and commissions resulting from sales of 1-4 family mortgage loans in the secondary market compared to the first quarter of 2019. Higher costs related to winter weather conditions and utilities contributed to the increase in net occupancy and equipment expense from the fourth quarter of 2019. Technology and related costs compared to both prior periods was impacted by investments in technology. Professional services increased compared to the first quarter of 2019 due to process enhancements and expenses associated with higher capital market products income. Compared to the first quarter of 2019, other expenses increased as a result of higher servicing fees from purchases of consumer loans and other miscellaneous expenses associated with organizational growth.
Acquisition and integration related expenses for the first quarter of 2020 and fourth quarter of 2019 resulted from the acquisition of Park Bank and Bridgeview. For the first quarter of 2019, acquisition and integration related expenses resulted from the acquisition of NorStates Bank, Northern Oak Wealth Management, Inc., and Bridgeview.
Delivering Excellence implementation costs for the fourth quarter of 2019 and first quarter of 2019 resulted from certain actions initiated by the Company in connection with its Delivering Excellence initiative and include property valuation adjustments on locations identified for closure, employee severance, and general restructuring and advisory services.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			March 31, 2020 Percent Change From
	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2019	March 31, 2019
Commercial and industrial	$5,051,154	$4,481,525	$4,183,262	12.7	20.7
Agricultural	393,138	405,616	438,461	(3.1)	(10.3)
Commercial real estate:
Office, retail, and industrial	2,279,068	1,848,718	1,806,892	23.3	26.1
Multi-family	906,281	856,553	752,943	5.8	20.4
Construction	562,689	593,093	683,475	(5.1)	(17.7)
Other commercial real estate	1,349,812	1,383,708	1,309,878	(2.4)	3.0
Total commercial real estate	5,097,850	4,682,072	4,553,188	8.9	12.0
Total corporate loans	10,542,142	9,569,213	9,174,911	10.2	14.9
Home equity	965,771	851,454	862,068	13.4	12.0
1-4 family mortgages	1,968,589	1,927,078	1,086,264	2.2	81.2
Installment	488,515	492,585	445,760	(0.8)	9.6
Total consumer loans	3,422,875	3,271,117	2,394,092	4.6	43.0
Total loans	$13,965,017	$12,840,330	$11,569,003	8.8	20.7
Loan growth was positively impacted by the Park Bank acquisition in the first quarter of 2020, which added loans of $737.7 million as of March 31, 2020. Excluding these loans, total loans grew 12.1% annualized from December 31, 2019. Excluding the loans acquired in both the Park Bank acquisition and Bridgeview acquisition in the second quarter of 2019, total loans grew 9.0% from March 31, 2019. In addition, total corporate loans compared to both prior periods benefited from growth in commercial and industrial loans as a result of both new production and existing line draws, primarily within our sector-based lending businesses. Strong production within commercial real estate loans was offset by the impact of certain customers selling their commercial business or investment real estate properties, as well as refinancing with institutions offering loan terms outside of our credit parameters.
Growth in consumer loans compared to both prior periods resulted primarily from purchases of home equity loans, as well as organic growth. In addition, compared to the first quarter of 2019, purchases of 1-4 family mortgages contributed to the increase.

Allowance for Credit Losses
(Dollar amounts in thousands)

	As of			March 31, 2020 Percent Change From
	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2019	March 31, 2019
Allowance for credit losses
Provision for credit losses	$39,532	$9,594	$10,444	312.0	278.5
Allowance for credit losses	$226,701	$109,222	$104,779	107.6	116.4
Allowance for credit losses to total loans(1)	1.62%	0.85%	0.91%
Allowance for credit losses to non-accrual loans	154.64%	132.76%	149.25%
(1) Prior to the adoption of CECL on January 1, 2020, this ratio included acquired loans that were recorded at fair value through an acquisition adjustment netted in loans, which incorporated credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment was accreted into income over future periods, an allowance for credit losses on acquired loans was established as necessary to reflect credit deterioration. Subsequent to adoption, an allowance for credit losses on acquired loans is established as of the acquisition date and the acquired loans are no longer recorded net of a credit-related acquisition adjustment.
The Company adopted CECL on January 1, 2020, which impacted both the level of allowance for credit losses as well as other asset quality metrics due to the change in accounting for acquired PCD loans. As a result, certain metrics are presented excluding PCD loans to provide comparability to prior periods.
The allowance for credit losses was $226.7 million or 1.62% of total loans as of March 31, 2020, increasing $117.5 million and $121.9 million compared to December 31, 2019 and March 31, 2019, respectively. Adoption of the CECL standard increased the allowance for credit losses by $76 million, which includes $32 million attributable to loans and unfunded commitments, $36 million for PCD acquired loans, and $8 million for non-PCD acquired loans. As a result of COVID-19, a provision for loan losses of $28 million was recorded in the first quarter of 2020. In addition, $14.3 million in allowance for credit losses was established through acquisition accounting adjustments for PCD loans acquired in the Park Bank acquisition in the first quarter of 2020 along with an additional $1.7 million in provision for loan losses on non-PCD loans subsequent to acquisition.

Asset Quality
(Dollar amounts in thousands)

	As of			March 31, 2020 Percent Change From
	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2019	March 31, 2019
Asset quality
Non-accrual loans, excluding purchased credit deteriorated ("PCD") loans(1)(2)	$97,649	$82,269	$70,205	18.7	39.1
Non-accrual PCD loans(1)	48,950	—	—	N/M	N/M
Total non-accrual loans	146,599	82,269	70,205	78.2	108.8
90 days or more past due loans, still accruing interest(1)	5,052	5,001	8,446	1.0	(40.2)
Total non-performing loans	151,651	87,270	78,651	73.8	92.8
Accruing troubled debt restructurings ("TDRs")	1,216	1,233	1,844	(1.4)	(34.1)
Foreclosed assets(3)	21,027	20,458	10,818	2.8	94.4
Total non-performing assets	$173,894	$108,961	$91,313	59.6	90.4
30-89 days past due loans(1)	$81,127	$31,958	$45,764
30-89 days past due loans, excluding PCD loans(1)(2)	$75,581	$31,958	$45,764
Non-accrual loans to total loans	1.05%	0.64%	0.61%
Non-accrual loans to total loans, excluding PCD loans(1)(2)	0.71%	0.64%	0.61%
Non-performing loans to total loans	1.09%	0.68%	0.68%
Non-performing loans to total loans, excluding PCD loans(1)(2)	0.75%	0.68%	0.68%
Non-performing assets to total loans plus foreclosed assets	1.24%	0.85%	0.79%
Non-performing assets to total loans plus foreclosed assets, excluding PCD loans(1)(2)	0.91%	0.85%	0.79%
N/M – Not meaningful.
(1) Prior to the adoption of CECL on January 1, 2020, purchased credit impaired ("PCI") loans with an accretable yield were considered current and were not included in past due loan totals. In addition, PCI loans with an accretable yield were excluded from non-accrual loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals. In addition, an allowance for credit losses is established as of the acquisition date or upon the adoption of CECL for loans previously classified as PCI, as PCD loans are no longer recorded net of a credit-related acquisition adjustment.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(3) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
Non-performing assets represented 1.24% of total loans and foreclosed assets at March 31, 2020 compared to 0.85% and 0.79% at December 31, 2019 and March 31, 2019, respectively. Excluding the impact of PCD loans, non-performing assets to total loans plus foreclosed assets was 0.91% at March 31, 2020, reflective of normal fluctuations that occur on a quarterly basis. These fluctuations occurred within non-accrual loans and foreclosed assets and are isolated to certain credits for which the Company has remediation plans in place.
Total 30-89 days past due loans, excluding PCD loans of $75.6 million increased by $43.6 million and $29.8 million compared to December 31, 2019 and March 31, 2019, respectively. Reported levels were elevated largely due to timing as renewal and payment activity on two loan relationships was delayed into in the first week of April 2020.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2020	% of Total	December 31, 2019	% of Total	March 31, 2019	% of Total
Net loan charge-offs(1)
Commercial and industrial	$4,680	38.7	$6,799	64.2	$5,061	55.7
Agricultural	1,227	10.1	15	0.1	89	1.0
Commercial real estate:
Office, retail, and industrial	329	2.7	256	2.4	618	6.8
Multi-family	5	—	(439)	(4.1)	339	3.7
Construction	1,808	14.9	3	—	—	—
Other commercial real estate	164	1.4	13	0.1	189	2.1
Consumer	3,901	32.2	3,953	37.3	2,788	30.7
Total net loan charge-offs	$12,114	100.0	$10,600	100.0	$9,084	100.0
Less: net loan charge-offs on PCD loans(2)(3)	(1,720)	14.2	—	N/A	—	N/A
Total net loan charge-offs, excluding PCD loans(2)(3)	$10,394		$10,600		$9,084
Recoveries included in total net loan charge-offs	$1,816		$2,135		$1,693
Net loan charge-offs to average loans(1)(4)
Quarter-to-date	0.37%		0.33%		0.32%
Quarter-to-date, excluding PCD loans(2)(3)	0.32%		0.33%		0.32%
N/A – Not applicable.
(1) Amounts represent charge-offs, net of recoveries.
(2) Prior to the adoption of CECL on January 1, 2020, the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, an allowance for credit losses on PCD loans, including those previously identified as PCI, is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the allowance for credit losses.
(3) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(4) Annualized based on the actual number of days for each period presented.
Net loan charge-offs to average loans, annualized were 0.37%, compared to 0.33% for the fourth quarter of 2019 and 0.32% for the first quarter of 2019. Excluding charge-offs on PCD loans, net loan charge-offs to average loans of 0.32% was consistent with both prior periods.

DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			March 31, 2020 Percent Change From
	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2019	March 31, 2019
Demand deposits	$3,884,015	$3,862,157	$3,587,480	0.6	8.3
Savings deposits	2,069,163	2,044,386	2,037,831	1.2	1.5
NOW accounts	2,273,156	2,291,667	2,083,366	(0.8)	9.1
Money market accounts	2,227,707	2,178,518	1,809,234	2.3	23.1
Core deposits	10,454,041	10,376,728	9,517,911	0.7	9.8
Time deposits	2,932,466	3,033,903	2,647,316	(3.3)	10.8
Total deposits	$13,386,507	$13,410,631	$12,165,227	(0.2)	10.0
Total average deposits were $13.4 billion for the first quarter of 2020, consistent with the fourth quarter of 2019 and up 10.0% from the first quarter of 2019. Compared to the fourth quarter of 2019, deposits acquired in the Park Bank transaction were offset by the normal seasonal decline in commercial and municipal deposits. The increase in total average deposits compared to the first quarter of 2019 was driven primarily by deposits assumed in the Park Bank and Bridgeview transactions in the first quarter of 2020 and second quarter of 2019, respectively, as well as organic growth.

CAPITAL MANAGEMENT
Capital Ratios

	As of
	March 31, 2020	December 31, 2019	March 31, 2019
Company regulatory capital ratios:
Total capital to risk-weighted assets	12.00%	12.96%	12.91%
Tier 1 capital to risk-weighted assets	9.64%	10.52%	10.52%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.64%	10.52%	10.52%
Tier 1 capital to average assets	8.60%	8.81%	9.28%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	7.97%	8.81%	9.00%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	7.79%	8.82%	9.21%
Tangible common equity to risk-weighted assets	9.63%	10.51%	10.29%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") is a non-GAAP measure that represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Capital ratios decreased compared to December 31, 2019 as earnings were more than offset by the approximately 50 basis point impact of the Park Bank acquisition, and the approximately 15 basis point impact of stock repurchases on all ratios, as well as the impact of loan growth and securities purchases on risk-weighted assets. The Company elected CECL transition relief for regulatory capital which retained approximately 20 basis points of CET1 and tier 1 capital.
During the first quarter of 2020, the Company announced a stock repurchase program authorizing the discretionary repurchase of up to $200 million of its common stock. This program replaced the Company's prior $180 million stock repurchase program, which was set to expire in March of 2020. The Company suspended repurchases in March as it shifted its capital deployment strategy in response to the COVID-19 pandemic. Prior to the suspension, the Company repurchased approximately 1.2 million shares of its common stock at a total cost of $22.6 million for the first quarter of 2020.
The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the first quarter of 2020, which is consistent with the fourth quarter of 2019 and an increase of 17% from the first quarter of 2019. This dividend represents the 149th consecutive cash dividend paid by the Company since its inception in 1983.
Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Friday, May 1, 2020 at 11 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10141463 beginning one hour after completion of the live call until 9:00 A.M. (ET) on May 15, 2020. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com/investorrelations.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, including the related outlook for 2020, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in First Midwest's business, regulatory developments, acquisition transactions, estimated synergies, cost savings and financial benefits of announced and completed transactions, growth strategies, including possible future acquisitions, and the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity, loans and results of operations. These statements are subject to certain risks, uncertainties and assumptions, including the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees, as well as on our customers and service providers, and on economies and markets more generally and other risks, uncertainties and assumptions that are discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2019, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, return on average tangible common equity, adjusted, non-accrual loans, excluding PCD loans, 30-89 days past due loans, excluding PCD loans, non-accrual loans to total loans, excluding PCD loans, non-performing loans to total loans, excluding PCD loans, non-performing assets to total loans plus foreclosed assets, excluding PCD loans, net loan charge-offs, excluding PCD loans, and net loan charge-offs to average loans, excluding PCD loans.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include acquisition and integration related expenses associated with completed and pending acquisitions (all periods), net securities losses (first quarter of 2020), and Delivering Excellence implementation costs (all periods in 2019). Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes acquisition and integration related expenses and Delivering Excellence implementation costs. Management believes that excluding these items from noninterest expense may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.

In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
The Company presents non-accrual loans, 30-89 days past due loans, non-accrual loans to total loans, non-performing loans to total loans, non-performing assets to total loans plus foreclosed assets, net loan charge-offs, and net loan charge-offs to average loans, all excluding PCD loans. Management believes excluding PCD loans is useful as it facilitates better comparability between periods as prior to the adoption of CECL on January 1, 2020, PCI loans with an accretable yield were considered current and were not included in past due and non-accrual loan totals and the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals and an allowance for credit losses on PCD loans is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the allowance for credit losses. Additionally, management believes excluding PCD loans from these metrics may enhance comparability for peer comparison purposes.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About First Midwest
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $20 billion of assets and an additional $11 billion of assets under management. First Midwest Bank, Park Bank, and First Midwest's other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin, and in other markets in the Midwest. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer 708.831.7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications 708.831.7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Period-End Balance Sheet
Assets
Cash and due from banks	$252,138	$214,894	$273,613	$199,684	$186,230
Interest-bearing deposits in other banks	229,474	84,327	202,054	126,966	76,529
Equity securities, at fair value	40,098	42,136	40,723	40,690	33,304
Securities available-for-sale, at fair value	3,382,865	2,873,386	2,905,738	2,793,316	2,350,195
Securities held-to-maturity, at amortized cost	19,825	21,997	22,566	23,277	12,842
FHLB and FRB stock	154,357	115,409	112,845	109,466	85,790
Loans:
Commercial and industrial	5,051,154	4,481,525	4,570,361	4,524,401	4,183,262
Agricultural	393,138	405,616	417,740	430,589	438,461
Commercial real estate:
Office, retail, and industrial	2,279,068	1,848,718	1,892,877	1,936,577	1,806,892
Multi-family	906,281	856,553	817,444	787,155	752,943
Construction	562,689	593,093	637,256	654,607	683,475
Other commercial real estate	1,349,812	1,383,708	1,425,292	1,447,673	1,309,878
Home equity	965,771	851,454	833,955	874,686	862,068
1-4 family mortgages	1,968,589	1,927,078	1,686,967	1,391,814	1,086,264
Installment	488,515	492,585	491,427	472,102	445,760
Total loans	13,965,017	12,840,330	12,773,319	12,519,604	11,569,003
Allowance for loan losses	(219,948)	(108,022)	(109,028)	(105,729)	(103,579)
Net loans	13,745,069	12,732,308	12,664,291	12,413,875	11,465,424
OREO	9,814	8,750	12,428	15,313	10,818
Premises, furniture, and equipment, net	145,844	147,996	147,064	148,347	131,014
Investment in bank-owned life insurance ("BOLI")	298,827	296,351	297,610	297,118	295,899
Goodwill and other intangible assets	935,241	875,262	876,219	878,802	808,852
Accrued interest receivable and other assets	539,748	437,581	458,303	415,379	360,872
Total assets	$19,753,300	$17,850,397	$18,013,454	$17,462,233	$15,817,769
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$4,222,523	$3,802,422	$3,832,744	$3,748,316	$3,588,943
Interest-bearing deposits	9,876,427	9,448,856	9,608,183	9,440,272	8,572,039
Total deposits	14,098,950	13,251,278	13,440,927	13,188,588	12,160,982
Borrowed funds	2,648,210	1,658,758	1,653,490	1,407,378	973,852
Senior and subordinated debt	234,153	233,948	233,743	233,538	203,984
Accrued interest payable and other liabilities	336,280	335,620	345,695	332,156	319,480
Stockholders' equity	2,435,707	2,370,793	2,339,599	2,300,573	2,159,471
Total liabilities and stockholders' equity	$19,753,300	$17,850,397	$18,013,454	$17,462,233	$15,817,769
Stockholders' equity, excluding AOCI	$2,400,384	$2,372,747	$2,332,861	$2,303,383	$2,191,630
Stockholders' equity, common	2,435,707	2,370,793	2,339,599	2,300,573	2,159,471

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Income Statement
Interest income	$170,227	$176,604	$181,963	$177,682	$162,490
Interest expense	26,652	28,245	31,176	27,370	23,466
Net interest income	143,575	148,359	150,787	150,312	139,024
Provision for loan losses	39,532	9,594	12,498	11,491	10,444
Net interest income after provision for credit losses	104,043	138,765	138,289	138,821	128,580
Noninterest Income
Service charges on deposit accounts	11,781	12,664	13,024	12,196	11,540
Wealth management fees	12,361	12,484	12,063	12,190	11,600
Card-based fees, net	3,968	4,512	4,694	4,549	4,378
Capital market products income	4,722	6,337	4,161	2,154	1,279
Mortgage banking income	1,788	4,134	3,066	1,901	1,004
Other service charges, commissions, and fees	2,682	2,946	3,023	2,783	2,611
Total fee-based revenues	37,302	43,077	40,031	35,773	32,412
Other income	3,065	3,419	2,920	2,753	2,494
Net securities losses	(1,005)	—	—	—	—
Total noninterest income	39,362	46,496	42,951	38,526	34,906
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	49,990	53,043	50,686	47,776	46,135
Retirement and other employee benefits	12,869	9,930	10,795	10,916	11,238
Total salaries and employee benefits	62,859	62,973	61,481	58,692	57,373
Net occupancy and equipment expense	14,227	12,940	12,787	12,294	13,797
Professional services	10,390	10,949	8,768	9,624	7,087
Technology and related costs	8,548	7,429	6,960	7,128	6,270
Advertising and promotions	2,761	2,896	2,955	3,167	2,372
Net OREO expense	420	1,080	381	294	681
Other expenses	12,654	13,000	11,432	12,987	10,581
Acquisition and integration related expenses	5,472	5,258	3,397	9,514	3,691
Delivering Excellence implementation costs	—	223	234	442	258
Total noninterest expense	117,331	116,748	108,395	114,142	102,110
Income before income tax expense	26,074	68,513	72,845	63,205	61,376
Income tax expense	6,468	16,392	18,300	16,191	15,318
Net income	$19,606	$52,121	$54,545	$47,014	$46,058
Net income applicable to common shares	$19,414	$51,697	$54,080	$46,625	$45,655
Net income applicable to common shares, adjusted(1)	24,272	55,807	56,803	54,091	48,616
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
EPS
Basic EPS	$0.18	$0.47	$0.49	$0.43	$0.43
Diluted EPS	$0.18	$0.47	$0.49	$0.43	$0.43
Diluted EPS, adjusted(1)	$0.22	$0.51	$0.52	$0.50	$0.46
Common Stock and Related Per Common Share Data
Book value	$21.33	$21.56	$21.27	$20.80	$20.20
Tangible book value	$13.14	$13.60	$13.31	$12.86	$12.63
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.12
Closing price at period end	$13.24	$23.06	$19.48	$20.47	$20.46
Closing price to book value	0.6	1.1	0.9	1.0	1.0
Period end shares outstanding	114,213	109,972	109,970	110,589	106,900
Period end treasury shares	11,136	10,443	10,441	9,818	8,775
Common dividends	$16,002	$15,404	$15,406	$15,503	$12,837
Dividend payout ratio	77.78%	29.79%	28.57%	32.56%	27.91%
Dividend payout ratio, adjusted(1)	63.64%	27.45%	26.92%	28.00%	26.09%
Key Ratios/Data
Return on average common equity(2)	3.23%	8.69%	9.22%	8.34%	8.66%
Return on average common equity, adjusted(1)(2)	4.04%	9.38%	9.68%	9.68%	9.22%
Return on average tangible common equity(2)	5.66%	14.37%	15.36%	13.83%	14.41%
Return on average tangible common equity, adjusted(1)(2)	6.94%	15.47%	16.10%	15.95%	15.31%
Return on average assets(2)	0.43%	1.16%	1.22%	1.13%	1.19%
Return on average assets, adjusted(1)(2)	0.53%	1.25%	1.28%	1.31%	1.27%
Loans to deposits	99.05%	96.90%	95.03%	94.93%	95.13%
Efficiency ratio(1)	60.21%	56.16%	53.54%	54.67%	55.69%
Net interest margin(2)(3)	3.54%	3.72%	3.82%	4.06%	4.04%
Yield on average interest-earning assets(2)(3)	4.19%	4.43%	4.60%	4.80%	4.72%
Cost of funds(2)(4)	0.69%	0.74%	0.82%	0.77%	0.72%
Noninterest expense to average assets(2)	2.56%	2.59%	2.43%	2.73%	2.64%
Noninterest expense to average assets, adjusted(1)(2)	2.44%	2.47%	2.35%	2.50%	2.54%
Effective income tax rate	24.81%	23.93%	25.12%	25.62%	24.96%
Capital Ratios
Total capital to risk-weighted assets(1)	12.00%	12.96%	12.62%	12.57%	12.91%
Tier 1 capital to risk-weighted assets(1)	9.64%	10.52%	10.18%	10.11%	10.52%
CET1 to risk-weighted assets(1)	9.64%	10.52%	10.18%	10.11%	10.52%
Tier 1 capital to average assets(1)	8.60%	8.81%	8.67%	8.96%	9.28%
Tangible common equity to tangible assets(1)	7.97%	8.81%	8.54%	8.57%	9.00%
Tangible common equity, excluding AOCI, to tangible assets(1)	7.79%	8.82%	8.50%	8.59%	9.21%
Tangible common equity to risk-weighted assets(1)	9.63%	10.51%	10.24%	10.11%	10.29%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$24,944	$29,995	$26,739	$19,809	$34,694
Agricultural	5,823	5,954	6,242	6,712	2,359
Commercial real estate:
Office, retail, and industrial	26,107	25,857	26,812	17,875	17,484
Multi-family	2,688	2,697	2,152	5,322	2,959
Construction	18,764	152	152	152	—
Other commercial real estate	4,562	4,729	4,680	3,982	2,971
Consumer	14,761	12,885	10,915	9,625	9,738
Non-accrual, excluding PCD loans	97,649	82,269	77,692	63,477	70,205
Non-accrual PCD loans	48,950	—	—	—	—
Total non-accrual loans	146,599	82,269	77,692	63,477	70,205
90 days or more past due loans, still accruing interest	5,052	5,001	4,657	2,615	8,446
Total non-performing loans	151,651	87,270	82,349	66,092	78,651
Accruing TDRs	1,216	1,233	1,422	1,441	1,844
Foreclosed assets(5)	21,027	20,458	25,266	28,488	10,818
Total non-performing assets	$173,894	$108,961	$109,037	$96,021	$91,313
30-89 days past due loans	$81,127	$31,958	$46,171	$34,460	$45,764
Allowance for credit losses
Allowance for loan losses	$219,948	$108,022	$109,028	$105,729	$103,579
Reserve for unfunded commitments	6,753	1,200	1,200	1,200	1,200
Total allowance for credit losses	$226,701	$109,222	$110,228	$106,929	$104,779
Provision for loan losses	$39,532	$9,594	$12,498	$11,491	$10,444
Net charge-offs by category
Commercial and industrial	$4,680	$6,799	$5,532	$4,600	$5,061
Agricultural	1,227	15	439	658	89
Commercial real estate:
Office, retail, and industrial	329	256	219	1,454	618
Multi-family	5	(439)	(38)	—	339
Construction	1,808	3	(2)	(10)	—
Other commercial real estate	164	13	(43)	284	189
Consumer	3,901	3,953	3,092	2,355	2,788
Total net charge-offs	$12,114	$10,600	$9,199	$9,341	$9,084
Less: net loan charge-offs on PCD loans	(1,720)	—	—	—	—
Total net charge-offs, excluding PCD loans	$10,394	$10,600	$9,199	$9,341	$9,084
Total recoveries included above	$1,816	$2,153	$2,073	$2,083	$1,693
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Asset quality ratios
Non-accrual loans to total loans	1.05%	0.64%	0.61%	0.51%	0.61%
Non-accrual loans to total loans, excluding PCD loans	0.71%	0.64%	0.61%	0.51%	0.61%
Non-performing loans to total loans	1.09%	0.68%	0.64%	0.53%	0.68%
Non-performing loans to total loans, excluding PCD loans	0.75%	0.68%	0.64%	0.53%	0.68%
Non-performing assets to total loans plus foreclosed assets	1.24%	0.85%	0.85%	0.77%	0.79%
Non-performing assets to total loans plus foreclosed assets, excluding PCD loans	0.91%	0.85%	0.85%	0.77%	0.79%
Non-performing assets to tangible common equity plus allowance for credit losses	10.07%	6.79%	6.93%	6.28%	6.27%
Non-accrual loans to total assets	0.74%	0.46%	0.43%	0.36%	0.44%
Allowance for credit losses and net charge-off ratios
Allowance for credit losses to total loans(6)	1.62%	0.85%	0.86%	0.85%	0.91%
Allowance for credit losses to non-accrual loans	154.64%	132.76%	141.88%	168.45%	149.25%
Allowance for credit losses to non-performing loans	149.49%	125.15%	133.85%	161.79%	133.22%
Net charge-offs to average loans(2)	0.37%	0.33%	0.29%	0.31%	0.32%
Net charge-offs to average loans, excluding PCD loans(2)	0.32%	0.33%	0.29%	0.31%	0.32%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(6)This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk, as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
EPS
Net income	$19,606	$52,121	$54,545	$47,014	$46,058
Net income applicable to non-vested restricted shares	(192)	(424)	(465)	(389)	(403)
Net income applicable to common shares	19,414	51,697	54,080	46,625	45,655
Adjustments to net income:
Net securities losses	1,005	—	—	—	—
Tax effect of net securities losses	(251)	—	—	—	—
Acquisition and integration related expenses	5,472	5,258	3,397	9,514	3,691
Tax effect of acquisition and integration related expenses	(1,368)	(1,315)	(849)	(2,379)	(923)
Delivering Excellence implementation costs	—	223	234	442	258
Tax effect of Delivering Excellence implementation costs	—	(56)	(59)	(111)	(65)
Total adjustments to net income, net of tax	4,858	4,110	2,723	7,466	2,961
Net income applicable to common shares, adjusted(1)	$24,272	$55,807	$56,803	$54,091	$48,616
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	109,922	109,059	109,281	108,467	105,770
Dilutive effect of common stock equivalents	443	519	381	—	—
Weighted-average diluted common shares outstanding	110,365	109,578	109,662	108,467	105,770
Basic EPS	$0.18	$0.47	$0.49	$0.43	$0.43
Diluted EPS	$0.18	$0.47	$0.49	$0.43	$0.43
Diluted EPS, adjusted(1)	$0.22	$0.51	$0.52	$0.50	$0.46
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.12
Dividend payout ratio	77.78%	29.79%	28.57%	32.56%	27.91%
Dividend payout ratio, adjusted(1)	63.64%	27.45%	26.92%	28.00%	26.09%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$19,414	$51,697	$54,080	$46,625	$45,655
Intangibles amortization	2,770	2,744	2,750	2,624	2,363
Tax effect of intangibles amortization	(693)	(686)	(688)	(656)	(591)
Net income applicable to common shares, excluding intangibles amortization	21,491	53,755	56,142	48,593	47,427
Total adjustments to net income, net of tax(1)	4,858	4,110	2,723	7,466	2,961
Net income applicable to common shares, adjusted(1)	$26,349	$57,865	$58,865	$56,059	$50,388
Average stockholders' equity	$2,415,157	$2,359,197	$2,327,279	$2,241,569	$2,138,281
Less: average intangible assets	(887,600)	(874,829)	(877,069)	(832,263)	(803,408)
Average tangible common equity	$1,527,557	$1,484,368	$1,450,210	$1,409,306	$1,334,873
Return on average common equity(2)	3.23%	8.69%	9.22%	8.34%	8.66%
Return on average common equity, adjusted(1)(2)	4.04%	9.38%	9.68%	9.68%	9.22%
Return on average tangible common equity(2)	5.66%	14.37%	15.36%	13.83%	14.41%
Return on average tangible common equity, adjusted(1)(2)	6.94%	15.47%	16.10%	15.95%	15.31%
Return on Average Assets
Net income	$19,606	$52,121	$54,545	$47,014	$46,058
Total adjustments to net income, net of tax(1)	4,858	4,110	2,723	7,466	2,961
Net income, adjusted(1)	$24,464	$56,231	$57,268	$54,480	$49,019
Average assets	$18,404,821	$17,889,158	$17,699,180	$16,740,050	$15,667,839
Return on average assets(2)	0.43%	1.16%	1.22%	1.13%	1.19%
Return on average assets, adjusted(1)(2)	0.53%	1.25%	1.28%	1.31%	1.27%
Noninterest Expense to Average Assets
Noninterest expense	$117,331	$116,748	$108,395	$114,142	$102,110
Less:
Delivering Excellence implementation costs	—	(223)	(234)	(442)	(258)
Acquisition and integration related expenses	(5,472)	(5,258)	(3,397)	(9,514)	(3,691)
Total	$111,859	$111,267	$104,764	$104,186	$98,161
Average assets	$18,404,821	$17,889,158	$17,699,180	$16,740,050	$15,667,839
Noninterest expense to average assets(2)	2.56%	2.59%	2.43%	2.73%	2.64%
Noninterest expense to average assets, adjusted(2)	2.44%	2.47%	2.35%	2.50%	2.54%
Efficiency Ratio Calculation
Noninterest expense	$117,331	$116,748	$108,395	$114,142	$102,110
Less:
Net OREO expense	(420)	(1,080)	(381)	(294)	(681)
Acquisition and integration related expenses	(5,472)	(5,258)	(3,397)	(9,514)	(3,691)
Delivering Excellence implementation costs	—	(223)	(234)	(442)	(258)
Total	$111,439	$110,187	$104,383	$103,892	$97,480
Tax-equivalent net interest income(3)	$144,728	$149,711	$152,019	$151,492	$140,132
Noninterest income	39,362	46,496	42,951	38,526	34,906
Less: net securities losses	1,005	—	—	—	—
Total	$185,095	$196,207	$194,970	$190,018	$175,038
Efficiency ratio	60.21%	56.16%	53.54%	54.67%	55.69%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Tangible Common Equity
Stockholders' equity	$2,435,707	$2,370,793	$2,339,599	$2,300,573	$2,159,471
Less: goodwill and other intangible assets	(935,241)	(875,262)	(876,219)	(878,802)	(808,852)
Tangible common equity	1,500,466	1,495,531	1,463,380	1,421,771	1,350,619
Less: AOCI	(35,323)	1,954	(6,738)	2,810	32,159
Tangible common equity, excluding AOCI	$1,465,143	$1,497,485	$1,456,642	$1,424,581	$1,382,778
Total assets	$19,753,300	$17,850,397	$18,013,454	$17,462,233	$15,817,769
Less: goodwill and other intangible assets	(935,241)	(875,262)	(876,219)	(878,802)	(808,852)
Tangible assets	$18,818,059	$16,975,135	$17,137,235	$16,583,431	$15,008,917
Risk-weighted assets	$15,573,684	$14,225,444	$14,294,011	$14,056,482	$13,131,237
Tangible common equity to tangible assets	7.97%	8.81%	8.54%	8.57%	9.00%
Tangible common equity, excluding AOCI, to tangible assets	7.79%	8.82%	8.50%	8.59%	9.21%
Tangible common equity to risk-weighted assets	9.63%	10.51%	10.24%	10.11%	10.29%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.